Exhibit 4.4

AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT

This Amendment No. 1 (this “Amendment”) to that certain Common Stock Purchase Warrant, issued on March 5, 2024 (the “Warrant”), is made and entered into as of December 11, 2024 by and between Scilex Holding Company (the “Company”) and Armistice Capital Master Fund Ltd. (the “Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Warrant.

RECITALS

WHEREAS, pursuant to the Warrant, the per share Exercise Price (as defined in the Warrant) is $1.70 per share; and

WHEREAS, in consideration of the transactions contemplated by that certain Securities Purchase Agreement, dated as of the date hereof, between the Company and Holder, the Company and the Holder wish to amend the terms of the Warrant as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Holder do hereby agree and acknowledge, intending to be legally bound, as follows:

1. Effective as of, and contingent upon the Company’s receipt of the Payment Amount (as defined below), Section 2(b) of the Warrant is hereby amended and restated in its entirety to read as follows:

“Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $0.59 subject to adjustment hereunder (the “Exercise Price”).”

2. The Holder agrees to exercise the Warrant in full and for cash, and has delivered an executed Notice of Exercise, a copy of which is attached hereto as Exhibit A, for such exercise. The Holder shall pay an aggregate of $1,041,176.54 (the “Payment Amount”) to the Company by wire transfer of immediately available funds not later than the second Business Day after the date hereof (the “Payment Deadline”) and shall return the Warrant to the Company not later than the second Business day after the date hereof.

3. The Holder acknowledges and agrees that this Amendment is subject to the Company’s receipt of the Payment Amount by the Payment Deadline and that if the Payment Amount has not been received by the Company by the Payment Deadline, this Amendment shall be null and void and the provisions of the Warrant in effect prior to the date hereof shall remain as in effect.

4. Except as expressly set forth herein, the terms and provisions of the Warrant shall remain in full force and effect after the execution of this letter and shall not be in any way changed, modified or superseded except by the terms set forth herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date of this Amendment.

Scilex Holding Company

By	/s/ Jaisim Shah
Name: Jaisim Shah
Title: Chief Executive Officer and President

Armistice Capital Master Fund Ltd.

By	/s/ Steven Boyd
Name: Steven Boyd
Title: CIO of Armistice Capital, LLC, the Investment Manager

[Signature Page to Amendment No. 1 to Common Stock Purchase Warrant]